Exhibit 10.2

GEORGIA GULF CORPORATION

ANNUAL INCENTIVE COMPENSATION PLAN

1.                                       Purpose of the Plan

The purpose of the Georgia Gulf Corporation Annual Incentive Compensation Plan (the “Plan”) is to help Georgia Gulf Corporation, a Delaware corporation (the “Company”), attract and retain key employees by providing certain key employees with the opportunity to receive incentive compensation as a reward for levels of performance above the ordinary performance standards compensated by base salary and for contributions to help the Company meet its financial and business objectives.

2.                                       Definitions

(a)           “Award” means cash paid to a Participant under the Plan for a Performance Period in an amount determined in accordance with Section 5.

(b)           “Committee” means the Leadership Development and Compensation Committee of the Company’s Board of Directors, or any other committee of the Company’s Board of Directors that is appointed by the Company’s Board of Directors to administer this Plan in accordance with Section 3, so long as the Committee consists of not less than two directors of the Company and each member of the Committee is (i) an “outside director” for purposes of Section 162(m) and (ii) is not an employee of the Company or any of its Subsidiaries.

(c)           “Covered Employee” means any Participant who is a “covered employee” for purposes of Section 162(m) or any Participant who the Committee determines in its sole discretion could become a “covered employee.”

(d)           “Guidelines” means the guidelines that are approved by the Committee for the administration of the Awards granted under the Plan.  To the extent that there is any inconsistency between the Guidelines and the Plan, the Guidelines will control.

(e)           “Participant” means any person who is classified by the Company or a Subsidiary as a salaried employee and who, in the judgment of the Committee, occupies a key position in which his or her efforts may significantly contribute to the performance of the Company; provided, however, that the Committee may select any employee who is expected to contribute, or who has contributed, significantly to the Company’s performance to participate in the Plan and receive an Award hereunder; provided further, that following the end of the Performance Period, the Committee may make one or more discretionary Awards to employees of the Company who were not previously designated as Participants.  Directors of the Company who are also employees of the Company are eligible to participate in the Plan.

(f)            “Payment Period” means, with respect to any Performance Period, the period from January 1 to March 15 of the calendar year immediately following the calendar year in which such Performance Period ends.

(g)           “Performance Period” means any period of one year (or portion thereof) on which an Award is based, as established by the Committee.  Any Performance Period(s) applicable to a Qualified Performance-Based Award will be established by the Committee not later than 90 days after the commencement of the Performance Period on which such Qualified Performance-Based Award will be based and prior to completion of 25% of such Performance Period.

(h)           “Performance Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants.  Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region, function or other organizational unit within the Company or Subsidiary in which the Participant is employed.  The Performance Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves.  The Committee may grant awards subject to Performance Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards.  The Performance Objectives applicable to any Qualified Performance-Based Award to a will be based on one or more, or a combination, of the following criteria:  price of Common Stock; market share; sales; return on equity, assets, capital or sales; economic profit; total shareholder return; costs; margins; earnings or earnings per share; cash flow; customer satisfaction; pre-tax profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; debt/capital ratio; compliance with covenants under the Company’s principal debt agreements; and any combination of the foregoing.

(i)            “Qualified Performance-Based Award” means any Award or portion of an Award granted to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m).

(j)            “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision.

(k)           “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

3.                                       Administration

This Plan will be administered by the Committee.  The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan.  Notwithstanding the foregoing, no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (in other words, to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).  All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, will be conclusive, final and binding upon the Company and all present and former Participants, all other employees of the Company, and their respective descendants, successors and assigns.  No member of the Committee shall be liable for any such act or decision made in good faith.

4.                                       Eligibility

Each Participant shall be eligible to participate in this Plan and receive Awards in accordance with Section 5; provided, however, that, unless otherwise determined by the Committee, (a) a Participant must be employed by the Company on the last day of the Performance Period in order to be eligible to receive an Award for such Performance Period and (b) the Award of a Participant who is described in the preceding clause but is not employed during the entire Performance Period shall be paid in a pro-rated amount based on the number of days the Participant was actually employed by the Company during such Performance Period.  Notwithstanding the foregoing, the Committee shall have the discretion to grant an Award to a Participant who does not meet the foregoing requirements; provided, however, that no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be includable as applicable employee remuneration of such Participant, as such term is defined in Section 162(m) (in other words, to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

5.                                       Awards

The Committee may, from time to time and upon such conditions as it may determine, authorize the payment of Awards to Participants, which will be consistent with, and will be subject to all of the requirements of, the following provisions:

(a)           For each Performance Period, the Committee shall approve (i) a maximum level of Award opportunity for each Participant, stated as a percentage of the Participant’s base salary (“Maximum Award”), that will be available to the Participant upon achievement of the applicable Performance Objectives for the Performance Period and (ii) one or more formulas for determining, as described below, the final amount of each Award (which may be equal to or less than the Maximum Award), which formula(s) will be based upon the Company’s achievement of one or more Performance Objectives; provided, however, that with respect to any Qualified Performance-Based Award, the Committee shall approve the foregoing not later than the 90th day of the applicable Performance Period and prior to the completion of 25% of such Performance Period.

(b)           Promptly following the end of each Performance Period, the Committee will meet to certify achievement of the applicable Performance Objectives for the Performance Period.  Prior to the end of the Payment Period, the Committee shall determine (i) the maximum Award amount payable to Participants in accordance with Section 5(a) and (ii) the final amount of each Award to be paid to each Participant for the applicable Performance Period; provided, however, that notwithstanding anything in this Plan to the contrary, the Committee may, in its discretion, reduce or eliminate the Award for any Participant under the Plan based on individual performance or other factors; provided further, that no such change or adjustment may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (in other words, to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).  The Committee shall certify in writing that the Performance Objectives relating to Awards and other material terms of the Awards upon which payout was conditioned have been satisfied, and the Committee’s approval of final Award amounts will be certified by the Committee before any amount is paid under any Award with respect to that Performance Period.  No Award, including any Award equal to the Maximum Award, will be payable under the Plan to any Participant except as determined by the Committee.

(c)           Each Award will be fully paid during the Payment Period and will be paid in cash.  Awards will be paid subject to all withholdings and deductions pursuant to Section 6.  Notwithstanding any other provision of the Plan, the maximum amount paid to a Participant in a single calendar year as a result of Awards under this Plan will not exceed $2,500,000 or such lesser amount specified in the Guidelines.

(d)           Multiple Awards may be granted to a Participant; provided, however, that no two Awards to a Participant may have identical Performance Periods.

(e)           At such time as the Committee approves a Maximum Award and formula(s) for determining the amount of each Award, the Committee shall designate whether the Award is a Qualified Performance-Based Award.

6.                                       Withholding Taxes

Any Award paid to a Participant under this Plan will be subject to all applicable federal, state and local income tax, social security and other standard withholdings and deductions.

7.                                       Amendment and Termination

The Committee may alter or amend this Plan from time to time or terminate it in its entirety; provided, however, that no such action will, without the consent of a Participant, affect the rights in an outstanding Award of such Participant; provided further, that no such increase, change or adjustment may be made that would cause a Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (in other words, to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

8.                                       General Provisions

(a)           No Right of Employment.  Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, will confer upon any employee any right to continue in the employ of the Company, or will in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.

(b)           Governing Law.  The provisions of this Plan will be governed by and construed in accordance with the laws of the State of Delaware.

(c)           Miscellaneous.  Headings are given to the sections of this Plan solely as a convenience to facilitate reference.  Such headings, numbering and paragraphing will not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions of the Plan.  The use of the singular will also include within its meaning the plural, and vice versa.

(d)           American Jobs Creation Act.  It is intended that this Plan be exempt from the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act, and the Plan will be interpreted and administered in a manner to give effect to such intent.

(e)           Limitation on Rights of Participants; No Trust.  No trust has been created by the Company for the payment of Awards granted under this Plan, nor have the Participants been granted any lien on any assets of the Company to secure payment of such benefits.  This Plan represents only an unfunded, unsecured promise to pay by the Company, and the Participants hereunder are unsecured creditors of the Company.

(f)            Payment to Guardian.  If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award.  Such distribution will completely discharge the Company from all liability with respect to such Award.

9.                                       Effective Date

This Plan will become effective on March 25, 2011, subject to being approved by the stockholders of the Company at the meeting of stockholders on May 17, 2011.